Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the Second Fiscal Quarter and Declares $0.10 Quarterly Cash Dividend

Second Fiscal Quarter Performance Highlights

●	Net Income: Net income for the quarter ended March 31, 2023 totaled $3.2 million or $0.43 per diluted share (including Series A preferred shares). Adjusted (non-GAAP) net income (excluding severance and retirement expenses) was $3.6 million or $0.48 per diluted share for the quarter ended March 31, 2023.
●	Deposits: Total deposits were $1.7 billion at March 31, 2023, an increase of $189.6 million from December 31, 2022. Insured deposits, including municipal deposits that are fully collateralized, accounted for approximately 84% of total deposits at March 31, 2023.
●	Strong Liquidity Position: At March 31, 2023, liquidity sources, which includes cash and unencumbered securities and secured and unsecured funding capacity, totaled $602.2 million which was approximately 216% of uninsured deposit balances.
●	Lending Activity: Loans totaled $1.79 billion, a net increase of $40.6 million, or 9.3% annualized, from December 31, 2022. The Company’s current loan pipeline is approximately $191 million, with approximately 84% being niche-residential, conventional C&I and SBA and USDA lending opportunities. Loans secured by office space accounted for only approximately 3.0% of the total loan portfolio with a total balance of $54.3 million, of which less than 1% is located in Manhattan.
●	SBA Expansion: The Bank’s current expansion of its SBA and USDA Banking Team is nearly complete, positioning the Bank to realize the benefit of the expected increase in lending activity with few additional expense implications.
●	Hauppauge Banking Center: The opening of the Bank’s Hauppauge Business Banking Center is expected to take place in May 2023 and will become the nexus of commercial lending and deposit activity for our expanded C&I banking initiatives, which are integral to our ongoing commitment to diversify our balance sheet and sources of funding as we fill the void left by the diminishing number of commercial banks on Long Island and in the wider NYC Metro area.
●	Accumulated Other Comprehensive Loss, net of tax, was $941 thousand, reflecting the relatively small size of the Company’s investment portfolio and represents approximately 0.52% of total capital at March 31, 2023.
●	Capital Strength: The Bank’s Tier 1 leverage ratio was 9.79% and its Total Risk-Based capital ratio was 13.93% at March 31, 2023, each significantly above the regulatory minimums for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 7.84% at March 31, 2023, 8.41% at September 30, 2022, and 7.90% at March 31, 2022.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) increased to $21.96 at March 31, 2023 from $21.00 at September 30, 2022 and $19.75 at March 31, 2022.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on May 17, 2023 to stockholders of record on May 10, 2023.

●	Net Interest Income: Net interest income was $13.9 million for the quarter ended March 31, 2023, a decrease of $0.8 million, or 5.6% versus the comparable 2022 period.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended March 31, 2023 was 3.04% versus 3.49% in the quarter ended December 31, 2022 and 4.26% in the quarter ended March 31, 2022. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 2.97% in the quarter ended March 31, 2023, 3.43% in the quarter ended December 31, 2022 and 3.86% in the quarter ended March 31, 2022.
●	Balance Sheet: Assets totaled $2.07 billion at March 31, 2023 versus $1.84 billion at September 30, 2022 and $1.48 billion at March 31, 2022.

Mineola, NY – April 27, 2023 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended March 31, 2023 and the payment of a $0.10 per share cash dividend on both common and Series A preferred shares payable on May 17, 2023 to stockholders of record on May 10, 2023.

Earnings Summary for the Quarter Ended March 31, 2023

The Company reported net income for the quarter ended March 31, 2023 of $3.2 million or $0.43 per diluted share (including Series A preferred shares), versus $5.9 million or $1.00 per diluted share in the comparable year ago period.  The Company recorded adjusted (non-GAAP) net income (excluding severance and retirement expenses) of $3.6 million or $0.48 per diluted share in the quarter ended March 31, 2023, versus adjusted (non-GAAP) net income of $5.9 million or $1.00 per diluted share in the comparable 2022 quarter.  Excluding the impact of net purchase accounting accretion, the Company’s net income was $3.0 million or $0.40 per diluted share (including Series A preferred shares) in the quarter ended March 31, 2023 versus net income of $4.8 million or $0.83 per diluted share in the comparable 2022 period.  In connection with the Company’s initial public offering in May 2022, average shares outstanding increased to 7,324,036 in the 2023 period from 5,753,513 in the comparable period of 2022.  Returns on average assets and average stockholders’ equity were 0.68% and 7.24%, respectively, in the quarter ended March 31, 2023, versus 1.63% and 17.83%, respectively, in the comparable 2022 quarter, and 1.18% and 12.04% in the December 31, 2022 quarter.  Adjusted (non-GAAP) returns, exclusive of severance and retirement expenses, on average total assets and average stockholders’ equity were 0.75% and 8.03%, respectively, in the quarter ended March 31, 2023.

The decline in net income recorded in the second fiscal quarter of 2023 versus the comparable 2022 quarter resulted primarily from an increase in the provision for loan losses expense, which included a required accounting charge related to the write-off of two purchased credit impaired loans acquired in the Savoy Bank acquisition totaling $407 thousand, a decrease in gain on sale of loans, a decrease in purchase accounting accretion and an increase in non-interest expense.  The increase in non-interest expense was primarily due to increases in occupancy and equipment, legal and consulting fees and regulatory assessments.  Included in compensation and benefits expense in the first quarter of 2023 was expense related to the staffing for the SBA and C&I Banking teams, severance payments in January 2023 paid in connection with a loan personnel restructuring initiative and the acceleration of stock compensation expense recognition on restricted stock awards for an executive who retired this quarter offset by lower incentive compensation expense resulting from reduced projected lending activity and lower deferred loan origination costs.  While the volume of SBA loan sales was on target, the corresponding gains on the sales of the guaranteed portion were lower than expected in the quarter primarily due to the continuing impact of depressed secondary market premiums and loan closing delays due to borrower considerations.

Net interest income was $13.9 million for the quarter ended March 31, 2023, a decrease of $0.8 million, or 5.6% versus the comparable 2022 period due to compression of the Company’s net interest margin to 3.04% in the 2023 quarter from 4.26% in the comparable 2022 quarter.  The year over year decrease in purchase accounting accretion accounted for 33 basis points of the decline in the net interest margin.  The yield on interest earning assets increased to 5.47% in the 2023 quarter from 4.60% in the comparable 2022 quarter, an increase of 87 basis points, offset by a 250 basis point increase in the cost of interest-bearing liabilities to 2.94% in 2023 from 0.44% in the second fiscal quarter of 2022 due to the rapid and significant rise in interest rates and to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events.

Earnings Summary for the Six Months Ended March 31, 2023

For the six months ended March 31, 2023, the Company reported net income of $8.5 million or $1.15 per diluted share (including Series A preferred shares), versus $12.4 million or $2.15 per diluted share a year ago.  The Company recorded adjusted (non-GAAP) net income (excluding severance and retirement expenses) of $8.9 million or $1.20 per diluted share for the six months ended March 31, 2023, versus adjusted (non-GAAP) net income of $12.4 million or $2.15 per diluted share in the comparable 2022 six-month period.  Excluding the impact of net purchase accounting accretion, the Company’s net income was $8.1 million or $1.10 per diluted share (including Series A preferred shares) for the six months ended March 31, 2023 versus net income of $10.1 million or $1.76 per diluted share in the comparable 2022 period.  In connection with the Company’s initial public offering in May 2022, average shares outstanding increased to 7,308,317 for the six months ended March 31, 2023 from 5,657,179 in the comparable period of 2022.

The decline in net income recorded for the six months ended March 31, 2023 versus the comparable 2022 period resulted primarily from an increase in the provision for loan losses expense due to growth in the loan portfolio and the write-off of two purchased credit impaired loans acquired in the Savoy Bank acquisition totaling $407 thousand, a decrease in gain on sale of loans, a decrease in purchase accounting accretion and an increase in non-interest expense.  The increase in non-interest expense was primarily due to increases in occupancy and equipment, legal and consulting fees and regulatory assessments.  Compensation and benefits expense declined in the six months ended March 31, 2023 compared to the comparable period of 2022 for the same reasons discussed above for the quarter over quarter comparisons.

Net interest income was $29.2 million for the six months ended March 31, 2023, a decrease of $0.8 million, or 2.7% versus the comparable 2022 period due to compression of the Company’s net interest margin to 3.26% in the 2023 period from 4.32% in the comparable 2022 period.  The year over year decrease in purchase accounting accretion accounted for 37 basis points of the decline in the net interest margin.  The yield on interest earning assets increased to 5.32% in the 2023 period from 4.69% in the comparable 2022 period, an increase of 63 basis points, offset by a 207 basis point increase in the cost of interest-bearing liabilities to 2.53% in 2023 from 0.46% in the comparable 2022 period due to the rapid and significant rise in interest rates.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased to have weathered the unprecedented events of the first quarter of 2023, well positioned to take advantage of the opportunities that will arise from the uncertainty created by soaring interest rates and the recent banking failures.  Further, in the midst of these industry challenges, we were pleased to see the strength of our existing deposit base and confidence from our customers in the safety and soundness of the Company.  As of March 31, 2023, we are well-capitalized, highly liquid and looking forward to realizing strong returns on the forward-thinking investments we have made in the expansion of our core banking teams and exploration of new initiatives in recent quarters.  These critical, scalable opportunities will drive our growth, maximizing our appeal to retail and commercial customers seeking relationship banking with superior service.”

Balance Sheet Highlights

Total assets at March 31, 2023 were $2.07 billion versus $1.84 billion at September 30, 2022.  Total deposits at March 31, 2023 increased to $1.71 billion compared to $1.53 billion at September 30, 2022.  During the quarter ended March 31, 2023, total deposits increased $189.6 million from December 31, 2022.

The Company had $449.7 million in total municipal deposits at March 31, 2023, at a weighted average rate of 3.59% versus $416.9 million at a weighted average rate of 1.19% at September 30, 2022.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  During the recent challenges and disruptions faced in our industry, not only did we maintain all previous municipal relationships but also added new municipal customers and additional deposits.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than both consumer deposits and market-based borrowings.

Total borrowings at March 31, 2023 were $137.0 million with a weighted average rate and term of 3.43% and 38 months, respectively.  At March 31, 2023 and September 30, 2022, the Company had $131.0 million and $37.8 million, respectively, of term FHLB advances outstanding.  The Company added $100.7 million of extended duration FHLB term advances in March 2023 to provide additional liquidity and enhance the interest rate sensitivity profile.  There were no FHLB overnight borrowings outstanding at March 31, 2023.  The Company had $55.0 million of FHLB overnight borrowings outstanding at September 30, 2022.

Stockholders’ equity increased to $180.5 million at March 31, 2023 from $172.6 million at September 30, 2022, resulting in an increase in tangible book value per share (including Series A preferred shares) to $21.96 at March 31, 2023 from $21.00 at September 30, 2022.  This increase was primarily due to net income earned during the six months ended March 31, 2023.  The accumulated other comprehensive loss at March 31, 2023 was minimal at 0.52% of total equity and was comprised solely of the $941 thousand after tax net unrealized loss on the investment portfolio.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth of $40.6 million, a 9.3% increase on an annualized basis.  For the twelve months ended March 31, 2023, the Bank’s loan portfolio grew to $1.79 billion, for an increase of 42.4% excluding PPP loans.  Year over year growth was concentrated primarily in multi-family, residential and commercial real estate loans.  At March 31, 2023, the Company’s residential loan portfolio (including home equity) amounted to $597.8 million, with an average loan balance of $486 thousand and a weighted average loan-to-value ratio of 56%.  Commercial real estate and multifamily loans totaled $1.13 billion at March 31, 2023, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 60%.  The Company’s commercial real estate concentration ratio was 467% of capital at March 31, 2023 versus 470% of capital at December 31, 2022, with loans secured by office space accounted for only approximately 3.0% of the total loan portfolio with a total balance of $54.3 million.  The Company’s current loan pipeline is approximately $191 million, with approximately 84% being niche-residential, conventional C&I and SBA and USDA lending opportunities.

Historically, the Bank has generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, due to the pace of interest rate increases over the last year, the residential loan sale market remains inactive, and the Bank continues originating residential loans for its own portfolio.  With respect to the sale of government guaranteed loans, we continue to expect reduced secondary market sale premiums on a year-over-year basis in the current interest rate environment.  During the quarter ended March 31, 2023, the Company sold $12.8 million in SBA loans and recorded gains on the sale of loans held-for-sale of $1.0 million.  The Company recorded gains of $1.6 million on the sale of SBA loans in the quarter ended March 31, 2022.

As part of our efforts to diversify our loan portfolio away from loans secured by commercial real estate, we expect the pace and volume of C&I and SBA and USDA guaranteed loans to increase with the ongoing addition of related lending personnel.  Commencing in 2022, we expanded our government guaranteed activities nationally with the ongoing expansion of our SBA and USDA Banking Team and we recruited a C&I Banking Team that continues to expand as we pursue new lending and core deposit growth opportunities.

During the second fiscal quarter of 2023, the Bank recorded a provision for loan losses expense of $0.9 million, including a required accounting charge related to the write-off of two purchased credit impaired loans acquired in the Savoy Bank acquisition totaling $407 thousand.  The March 31, 2023, allowance for loan losses balance was $14.9 million versus $12.8 million at September 30, 2022.  The allowance for loan losses as a percent of total loans was 0.83% at March 31, 2023 versus 0.79% at September 30, 2022.  The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 0.95% at March 31, 2023.  At March 31, 2023, non-performing loans totaled $11.0 million of which $9.0 million represented legacy Savoy originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA.  The remaining $2.0 million of non-performing loans represent primarily Hanover originated residential credits with a weighted average loan-to-value ratio of 63%.

Net Interest Margin

The Bank’s net interest margin was 3.04% during the second fiscal quarter of 2023 versus 4.26% in the comparable 2022 quarter and 3.49% in the December 31, 2022 quarter.  The decrease from the prior year quarter and linked quarter was primarily related to the increase in the total cost of funds, partially offset by the increase in the average yield on loans and to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events.  The decrease from the prior year’s comparable quarter included a 33 basis point impact related to the reduction in purchase accounting accretion.  Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 2.97% and 3.86% in the quarters ended March 31, 2023 and 2022, respectively, and 3.43% in the quarter ended December 31, 2022.  The margin compression reflects the effects of the rapid and significant rise in interest rates and the competitive deposit environment.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income, adjusted net interest income, adjusted net interest margin, and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	March 31,	September 30,	March 31,
	2023	2022	2022
Assets
Cash and cash equivalents	$204,355	$149,947	$127,140
Securities-available for sale, at fair value	11,849	12,285	5,070
Investments-held to maturity	4,263	4,414	4,629

Loans, net of deferred loan fees and costs	1,787,365	1,623,531	1,289,041
Less: allowance for loan losses	(14,879)	(12,844)	(9,886)
Loans, net	1,772,486	1,610,687	1,279,155

Goodwill	19,168	19,168	19,168
Premises & fixed assets	15,692	14,462	14,833
Operating lease assets	11,008	—	—
Other assets	32,899	29,095	26,686
Assets	$2,071,720	$1,840,058	$1,476,681

Liabilities and stockholders’ equity
Core deposits	$1,276,422	$1,189,033	$943,995
Time deposits	430,852	339,073	286,247
Total deposits	1,707,274	1,528,106	1,230,242

Borrowings	136,962	101,752	75,823
Subordinated debentures	24,594	24,568	24,541
Operating lease liabilities	11,711	—	—
Other liabilities	10,657	13,048	11,307
Liabilities	1,891,198	1,667,474	1,341,913

Stockholders’ equity	180,522	172,584	134,768
Liabilities and stockholders’ equity	$2,071,720	$1,840,058	$1,476,681

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2023	3/31/2022	3/31/2023	3/31/2022
Interest income	$25,060	$15,941	$47,632	$32,557
Interest expense	11,136	1,197	18,444	2,544
Net interest income	13,924	14,744	29,188	30,013
Provision for loan losses	932	500	2,432	1,400
Net interest income after provision for loan losses	12,992	14,244	26,756	28,613

Loan servicing and fee income	539	734	1,217	1,424
Service charges on deposit accounts	67	46	130	109
Gain on sale of loans held-for-sale	995	1,575	1,573	3,067
Gain on sale of investments	—	105	—	105
Other operating income	155	212	247	343
Non-interest income	1,756	2,672	3,167	5,048

Compensation and benefits	5,564	5,618	9,896	10,557
Occupancy and equipment	1,537	1,370	3,014	2,783
Data processing	441	392	859	759
Marketing and advertising	183	153	333	186
Professional fees	881	640	1,564	1,139
Other operating expenses	1,961	1,184	3,172	2,198
Non-interest expense	10,567	9,357	18,838	17,622

Income before income taxes	4,181	7,559	11,085	16,039
Income tax expense	972	1,699	2,538	3,642

Net income	$3,209	$5,860	$8,547	$12,397

Earnings per share ("EPS"):(1)
Basic	$0.44	$1.02	$1.17	$2.19
Diluted	$0.43	$1.00	$1.15	$2.15

Average shares outstanding for basic EPS (1)	7,010,573	5,492,387	7,009,734	5,490,415
Average shares outstanding for diluted EPS (1)	7,102,806	5,588,716	7,103,052	5,586,523

(1)	Calculation includes common stock and Series A preferred stock for the three and six months ended 3/31/23.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Interest income	$25,060	$22,572	$19,613	$16,259	$15,941
Interest expense	11,136	7,308	3,191	1,439	1,197
Net interest income	13,924	15,264	16,422	14,820	14,744
Provision for loan losses	932	1,500	2,050	1,000	500
Net interest income after provision for loan losses	12,992	13,764	14,372	13,820	14,244

Loan servicing and fee income	539	678	681	779	734
Service charges on deposit accounts	67	63	63	60	46
Gain on sale of loans held-for-sale	995	578	1,227	849	1,575
Gain on sale of investments	—	—	—	—	105
Other operating income	155	92	24	140	212
Non-interest income	1,756	1,411	1,995	1,828	2,672

Compensation and benefits	5,564	4,332	4,265	4,843	5,618
Occupancy and equipment	1,537	1,477	1,457	1,394	1,370
Data processing	441	418	496	374	392
Marketing and advertising	183	150	50	112	153
Acquisition costs	—	—	—	250	—
Professional fees	881	683	850	579	640
Other operating expenses	1,961	1,211	1,713	1,178	1,184
Non-interest expense	10,567	8,271	8,831	8,730	9,357

Income before income taxes	4,181	6,904	7,536	6,918	7,559
Income tax expense	972	1,566	1,712	1,585	1,699

Net income	$3,209	$5,338	$5,824	$5,333	$5,860

Earnings per share ("EPS"):(1)
Basic	$0.44	$0.73	$0.80	$0.81	$1.02
Diluted	$0.43	$0.72	$0.79	$0.80	$1.00

Average shares outstanding for basic EPS (1)	7,010,573	7,008,913	6,997,101	6,272,102	5,492,387
Average shares outstanding for diluted EPS (1)	7,102,806	7,103,911	7,090,117	6,371,164	5,588,716

(1)	Calculation includes common stock and Series A preferred stock for the quarters ended 3/31/23 and 12/31/22.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	3/31/2023	3/31/2022	3/31/2023	3/31/2022
ADJUSTED NET INCOME:
Net income, as reported	$3,209	$5,860	$8,547	$12,397
Adjustments:
Severance and retirement expenses	456	—	456	—
Total adjustments, before income taxes	456	—	456	—
Adjustment for reported effective income tax rate	105	—	105	—
Total adjustments, after income taxes	351	—	351	—
Adjusted net income	$3,560	$5,860	$8,898	$12,397
Basic earnings per share - adjusted	$0.49	$1.02	$1.22	$2.19
Diluted earnings per share - adjusted	$0.48	$1.00	$1.20	$2.15

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	67.39%	54.05%	58.22%	50.41%
Adjustments:
Severance and retirement expenses	(2.91)	—	(1.41)	—%
Adjusted operating efficiency ratio	64.48%	54.05%	56.81%	50.41%

ADJUSTED RETURN ON AVERAGE ASSETS	0.75%	1.63%	0.96%	1.72%
ADJUSTED RETURN ON AVERAGE EQUITY	8.03%	17.83%	10.03%	19.16%

(1)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Six Months Ended
	3/31/2023	3/31/2022	3/31/2023	3/31/2022
Profitability:
Return on average assets	0.68%	1.63%	0.92%	1.72%
Return on average equity (1)	7.24%	17.83%	9.64%	19.16%
Return on average tangible equity (1)	8.12%	20.91%	10.83%	22.57%
Pre-provision net revenue to average assets	1.08%	2.24%	1.46%	2.41%
Yield on average interest-earning assets	5.47%	4.60%	5.32%	4.69%
Cost of average interest-bearing liabilities	2.94%	0.44%	2.53%	0.46%
Net interest rate spread (2)	2.53%	4.16%	2.79%	4.23%
Net interest margin (3)	3.04%	4.26%	3.26%	4.32%
Non-interest expense to average assets	2.23%	2.60%	2.03%	2.44%
Operating efficiency ratio (4)	67.39%	54.05%	58.22%	50.41%

Average balances:
Interest-earning assets	$1,857,782	$1,404,983	$1,795,079	$1,393,049
Interest-bearing liabilities	1,534,205	1,115,078	1,462,258	1,110,620
Loans	1,766,679	1,274,485	1,723,601	1,264,043
Deposits	1,603,684	1,202,233	1,537,615	1,174,748
Borrowings	112,720	112,475	117,992	131,726

(1)	Includes common stock and Series A preferred stock for the three and six months ended 3/31/23.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Asset quality:
Provision for loan losses	$932	$1,500	$2,050	$1,000
Net (charge-offs)/recoveries	(457)	60	(92)	—
Allowance for loan losses	14,879	14,404	12,844	10,886
Allowance for loan losses to total loans (1)	0.83%	0.82%	0.79%	0.77%
Allowance for loan losses to originated loans (1)(4)	0.95%	0.95%	0.94%	1.00%
Non-performing loans (2)(3)	$11,031	$11,798	$13,512	$13,729
Non-performing loans/total loans	0.62%	0.68%	0.83%	0.97%
Non-performing loans/total assets	0.53%	0.59%	0.73%	0.85%
Allowance for loan losses/non-performing loans	134.88%	122.09%	95.06%	79.29%

Capital (Bank only):
Tier 1 Capital	$185,449	$182,934	$178,340	$171,753
Tier 1 leverage ratio	9.79%	10.34%	10.90%	11.64%
Common equity tier 1 capital ratio	12.88%	14.17%	15.21%	16.27%
Tier 1 risk based capital ratio	12.88%	14.17%	15.21%	16.27%
Total risk based capital ratio	13.93%	15.30%	16.32%	17.32%

Equity data:
Shares outstanding (5)	7,331,092	7,299,000	7,285,648	7,296,624
Stockholders’ equity	$180,522	$177,628	$172,584	$167,391
Book value per share (5)	24.62	24.34	23.69	22.94
Tangible common equity (5)	160,992	158,079	153,017	147,805
Tangible book value per share (5)	21.96	21.66	21.00	20.26
Tangible common equity (“TCE”) ratio (5)	7.84%	8.05%	8.41%	9.29%

(1)	Calculation excludes loans held for sale.
(2)	Includes $0.7 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 3/31/23.
(3)	Includes $1.2 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 12/31/22, 9/30/22 and 6/30/22.
(4)	Calculation excludes acquired loans.
(5)	lncludes common stock and Series A preferred stock at 3/31/23 and 12/31/22.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	3/31/2023	12/31/2022	9/30/2022	6/30/2022
Loan distribution (1):
Residential mortgages	$567,106	$550,161	$488,692	$407,328
Multifamily	588,244	590,530	575,061	479,366
Commercial real estate	541,924	533,442	485,891	447,618
Commercial & industrial	59,184	46,162	46,285	56,932
Home equity	30,664	26,358	27,566	24,520
Consumer	243	157	36	13

Total loans	$1,787,365	$1,746,810	$1,623,531	$1,415,777

Sequential quarter growth rate	2.32%	7.59%	14.67%	9.83%

Loans sold during the quarter	$12,756	$8,047	$19,342	$9,490

Funding distribution:
Demand	$178,592	$199,556	$219,225	$220,357
N.O.W.	627,102	536,092	582,457	542,391
Savings	79,414	107,275	128,927	104,826
Money market	391,314	285,471	258,424	183,703
Total core deposits	1,276,422	1,128,394	1,189,033	1,051,277
Time	430,852	389,256	339,073	298,272
Total deposits	1,707,274	1,517,650	1,528,106	1,349,549
Borrowings	136,962	238,273	101,752	56,963
Subordinated debentures	24,594	24,581	24,568	24,554

Total funding sources	$1,868,830	$1,780,504	$1,654,426	$1,431,066

Sequential quarter growth rate - total deposits	12.49%	(0.68)%	13.23%	9.70%

Period-end core deposits/total deposits ratio	74.76%	74.35%	77.81%	77.90%

Period-end demand deposits/total deposits ratio	10.46%	13.15%	14.35%	16.33%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	3/31/2023	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Tangible common equity
Total equity (2)	$180,522	$177,628	$172,584	$167,391	$134,768
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(362)	(381)	(399)	(418)	(438)
Tangible common equity (2)	$160,992	$158,079	$153,017	$147,805	$115,162

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$160,992	$158,079	$153,017	$147,805	$115,162
Total assets	2,071,720	1,983,692	1,840,058	1,609,757	1,476,681
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(362)	(381)	(399)	(418)	(438)
Tangible assets	$2,052,190	$1,964,143	$1,820,491	$1,590,171	$1,457,075
TCE ratio (2)	7.84%	8.05%	8.41%	9.29%	7.90%

Tangible book value per share
Tangible equity (2)	$160,992	$158,079	$153,017	$147,805	$115,162
Shares outstanding (2)	7,331,092	7,299,000	7,285,648	7,296,624	5,829,569
Tangible book value per share (2)	$21.96	$21.66	$21.00	$20.26	$19.75

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock at 3/31/23 and 12/31/22.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended March 31, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,766,679	$23,941	5.50%	$1,274,485	$15,749	5.01%
Investment securities	16,408	198	4.89%	11,547	106	3.72%
Interest-earning cash	68,308	788	4.68%	114,889	45	0.16%
FHLB stock and other investments	6,387	133	8.45%	4,062	41	4.09%
Total interest-earning assets	1,857,782	25,060	5.47%	1,404,983	15,941	4.60%
Non interest-earning assets:
Cash and due from banks	9,809			8,405
Other assets	54,014			47,243
Total assets	$1,921,605			$1,460,631

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,012,839	$7,792	3.12%	$696,240	$345	0.20%
Time deposits	408,646	2,383	2.36%	306,363	401	0.53%
Total savings and time deposits	1,421,485	10,175	2.90%	1,002,603	746	0.30%
Borrowings	88,134	627	2.89%	87,948	117	0.54%
Subordinated debentures	24,586	334	5.51%	24,527	334	5.52%
Total interest-bearing liabilities	1,534,205	11,136	2.94%	1,115,078	1,197	0.44%
Demand deposits	182,199			199,630
Other liabilities	25,291			12,662
Total liabilities	1,741,695			1,327,370
Stockholders’ equity	179,910			133,261
Total liabilities & stockholders’ equity	$1,921,605			$1,460,631
Net interest rate spread			2.53%			4.16%
Net interest income/margin		$13,924	3.04%		$14,744	4.26%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Six Months Ended March 31, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,723,601	$45,920	5.34%	$1,264,043	$32,130	5.10%
Investment securities	16,459	410	5.00%	13,613	260	3.83%
Interest-earning cash	48,580	1,063	4.39%	110,729	84	0.15%
FHLB stock and other investments	6,439	239	7.44%	4,664	83	3.57%
Total interest-earning assets	1,795,079	47,632	5.32%	1,393,049	32,557	4.69%
Non interest-earning assets:
Cash and due from banks	10,216			8,334
Other assets	53,245			48,136
Total assets	$1,858,540			$1,449,519

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$961,225	$12,556	2.62%	$652,268	$711	0.22%
Time deposits	383,041	3,930	2.06%	326,626	892	0.55%
Total savings and time deposits	1,344,266	16,486	2.46%	978,894	1,603	0.33%
Borrowings	93,412	1,291	2.77%	107,213	277	0.52%
Subordinated debentures	24,580	667	5.44%	24,513	664	5.43%
Total interest-bearing liabilities	1,462,258	18,444	2.53%	1,110,620	2,544	0.46%
Demand deposits	193,349			195,854
Other liabilities	25,039			13,254
Total liabilities	1,680,646			1,319,728
Stockholders’ equity	177,894			129,791
Total liabilities & stockholders’ equity	$1,858,540			$1,449,519
Net interest rate spread			2.79%			4.23%
Net interest income/margin		$29,188	3.26%		$30,013	4.32%